Exhibit (a)(1)(D)

ENZON PHARMACEUTICALS, INC.

UP TO $180,000,000 AGGREGATE PRINCIPAL AMOUNT
OF ITS OUTSTANDING
4 1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2008

CUSIP No. 293904AB4

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, NEW YORK CITY TIME, ON WEDNESDAY, JULY 5, 2006, UNLESS THE OFFER IS EXTENDED. ENZON PHARMACEUTICALS, INC. MAY EXTEND THE OFFER PERIOD, SUBJECT TO THE REQUIREMENTS DESCRIBED IN THE OFFER TO PURCHASE.

June 6, 2006

TO OUR CLIENTS:

     Enclosed for your consideration is the Offer to Purchase for Cash, dated June 6, 2006 (the “Offer to Purchase”), and a related letter of transmittal (the “Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Enzon Pharmaceutical, Inc., a Delaware corporation (“Enzon”), to purchase for cash up to $180,000,000 aggregate principal amount of its 4 1/2% Convertible Subordinated Notes due 2008 (the “Convertible Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Only Convertible Notes validly tendered and not properly withdrawn will be purchased.

     A TENDER OF YOUR CONVERTIBLE NOTES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER YOUR CONVERTIBLE NOTES HELD BY US FOR YOUR ACCOUNT. YOU WILL NOT BE ABLE TO TENDER YOUR CONVERTIBLE NOTES BY NOTICE OF GUARANTEED DELIVERY. IN ORDER TO PARTICIPATE IN THE OFFER, YOU MUST TENDER YOUR CONVERTIBLE NOTES BY THE EXPIRATION TIME.

     Accordingly, please use the attached Instruction Form to instruct us as to whether you wish us to tender any or all of the Convertible Notes we hold for your account on the terms and subject to the conditions of the Offer.

     We call your attention to the following:

1.	The Offer and your withdrawal rights will expire at 5:00 pm, New York City time, on Wednesday, July 5, 2006, unless Enzon extends the Offer.

2.	Enzon is offering to purchase up to $180,000,000 aggregate principal amount Convertible Notes at a purchase price of $965 per $1,000 principal amount. To the extent acceptance of all validly tendered (and not properly withdrawn) Convertible Notes would result in the purchase of greater than $180,000,000 aggregate principal amount, Enzon will accept such offers on a pro rata basis.

3.	None of Enzon (or its respective management or board of directors), the Information Agent, the Depositary, the Dealer Manager or their respective affiliates makes any recommendation to any holder of any of the Convertible Notes as to whether to tender any such Convertible Notes. Enzon has not authorized any person to make any such recommendation. Holders of the Convertible Notes should carefully evaluate all information in the Offer, consult their own investment and tax advisors, and make their own decisions about whether to tender such Convertible Notes and, if so, how many Convertible Notes to tender.

4.	If you wish to have us tender any or all of your Convertible Notes, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Convertible Notes, we will tender all such Convertible Notes unless you specify otherwise on the attached Instruction Form.

     IF YOU WISH TO HAVE US TENDER ANY OR ALL OF YOUR CONVERTIBLE NOTES, PLEASE FORWARD YOUR INSTRUCTION FORM TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR CONVERTIBLE NOTES ON YOUR BEHALF PRIOR TO THE EXPIRATION TIME OF THE OFFER.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Convertible Notes residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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Instruction Form

     By signing this instruction form you acknowledge receipt of our letter and the enclosed Offer to Purchase and the Letter of Transmittal in connection with the Offer by Enzon to purchase the Convertible Notes in such amount and for such price as is described in the Offer to Purchase. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal, which, as each may be amended or supplemented from time to time, together constitute the Offer.

     This will instruct us to tender to Enzon on your behalf the aggregate principal amount of the Convertible Notes indicated below (or if no number is indicated below, all Convertible Notes) which are beneficially owned by you but registered in our name, upon the terms and subject to the conditions of the Offer.

Aggregate principal amount to be tendered (fill in amount):

$____________________________

of its 4 1/2% Convertible Subordinated Notes due 2008

The method of delivery of this document is at the option and risk of the tendering owner of the Convertible Notes. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to assure delivery.

PLEASE SIGN HERE

Name(s): ___________________________________________________________________________________________________________________________________________

Signature(s): ________________________________________________________________________________________________________________________________________

Printed Name (if signatory is not the beneficial owner): ________________________________________________________________________________________________________

Title or Capacity (if signatory is not the beneficial owner): ______________________________________________________________________________________________________

Address: __________________________________________________________________________________________________________________________________________

Area Code and Telephone No.: _________________________________________________________________________________________________________________________

Tax Identification or Social Security No.: __________________________________________________________________________________________________________________

Date Executed: ______________________________________________________________________________________________________________________________________

THIS FORM MUST BE RETURNED TO THE BENEFICIAL OWNER’S BANK OR BROKER, AND NOT TO THE DEPOSITARY, WITH SUFFICIENT TIME FOR THE BENEFICIAL OWNER’S BANK OR BROKER TO INSTRUCT THE DEPOSITARY TO EXECUTE THE ABOVE TRANSACTIONS PRIOR TO THE EXPIRATION TIME.